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                         Independent Auditors' Consent


The Administrative Committee of SUPERVALU INC., and
SUPERVALU INC.:

We consent to incorporation by reference in the Registration Statement (No. 333-72851) on Form S-8 of SUPERVALU INC., of our report dated August 11, 2000, relating to the statements of net assets available for plan benefits of the SUPERVALU Retail Employees' 401(k) Plan as of February 29, 2000 and February 28, 1999, and the related statements of changes in net assets available for plan benefits for the fiscal years then ended which report appears in the annual report on Form 11-K of the SUPERVALU Retail Employees' 401(k) Plan for the fiscal year ended February 29, 2000.


/s/ KPMG LLP

Minneapolis, Minnesota
August 24, 2000